CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of the James Alpha Yorkville MLP Portfolio, a series of Saratoga Advantage Trust and to the use of our reports dated November 30, 2016 on the financial statements and financial highlights of the James Alpha Yorkville MLP Portfolio. Such financial statements and financial highlights appear in the 2016 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

March 28, 2017